Exhibit 10.1
October 2, 2023

Christine Mellon

Re:    Christine Mellon Separation Agreement
Dear Christine:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Omnicell, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation. Your employment termination date with the Company will be October 1, 2023 (the “Separation Date”). Starting on June 1, 2023, you will transition from your role of Executive Vice President, Chief Administrative and People Officer to Executive Vice President, Special Adviser to our CEO. You shall remain an employee of the Company through the Separation Date subject to your continued compliance with this Agreement and performance of your remaining duties, including without limitation assistance with any transition matters. While you remain employed by the Company, you shall be paid your base salary and remain eligible for your MBO bonus and continued vesting of your Company equity and other employee benefits. For the avoidance of doubt, only in the event you do not satisfy the Severance Preconditions (defined below), shall you cease to be eligible for the benefits set forth in this Agreement; in all other circumstances you shall be paid all benefits set forth in this Agreement. Further, the parties acknowledge that your separation is a termination without “Cause” entitling you to benefits under the Severance Plan, as set forth herein.
2.Accrued Salary and Paid Time Off. On your final paycheck, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. However, you understand that pursuant to the Company’s vacation policy, you do not have any accrued and unused vacation and you will therefore not receive any payment for accrued and unused vacation. You will also continue to receive your perquisites through the Separation Date (or as specified otherwise below). You will receive your final paycheck on the next regularly scheduled pay date for the pay period containing your Separation Date unless earlier payment of your final paycheck is required by law.
3. Company MBO Program.  Subject to your continued employment with the Company, you shall remain eligible for payment under the Company’s MBO quarterly bonus program (“MBO Program”). Whether you qualify for and earn a bonus under the MBO Program, and the amount of any MBO bonus earned, will be subject to, and paid out in accordance with the terms, conditions, and requirements of the MBO Program, provided that in no event will the Company exercise discretion against you in determining your bonus in a manner less favorable to you than to other senior executives of the Company generally.
4.Severance Benefits. If you (a)  timely sign this Agreement and allow this Agreement to become effective in accordance with its terms, (b) do not resign before the Separation Date, (c) are not terminated by the Company for “Cause” as that term is defined in the Omnicell, Inc. Executive Severance Plan (the “Severance Plan”), (d) continue to perform the duties of your position through the Separation Date, and (e) comply with your obligations under this Agreement (collectively, the “Severance Preconditions”), then the Company will provide you with the following as your sole severance benefits under the Severance Plan (collectively, “Severance Benefits”):
4220 North Freeway, Fort Worth, TX 76137    (817) 357-4904 | (877) 602-4179    Omnicell.com

Chrstine Mellon Separation Agreement
October 2, 2023

(a)    Severance Payment. The Company will pay you, as severance, a one-time, lump sum cash payment in the amount of Seven Hundred Sixty Thousand Dollars ($760,000.00 USD), subject to standard payroll deductions and withholdings, which is equal to twelve (12) months of your base salary and target MBO bonus at the time of your Separation Date. This amount will be paid in a lump sum within sixty (60) days after the Separation Date. Notwithstanding the foregoing, no severance payment shall be made or begin before the Effective Date (as defined below).
(b)    Outplacement Services. The Company will pay you, a one-time, lump sum cash payment in the amount of Fifteen Thousand Dollars ($15,000.00 USD) gross for up to twelve (12) months of executive outplacement services to be provided to you by a provider of your choosing (the “Outplacement Services”). You must commence such Outplacement Services after the Effective Date.
(c)    Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date for a limited period of time if you timely and properly elect to continue such coverage. At the end of the coverage continuation period, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. If you fail to timely and properly elect COBRA continuation coverage, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, then the Company will pay your COBRA premiums directly to the benefit provider to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period commencing on the first day of the calendar month following the Separation Date for a period of twelve (12) months (the “COBRA Premium Period”) and ending on the earliest to occur of: (i) expiration of the COBRA Premium Period; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing.
You understand, acknowledge, and agree that the Severance Benefits outlined in this paragraph 4 exceed what you are otherwise entitled to receive on separation of employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release and restrictive covenants contained in it. You further acknowledge that you are not entitled to any additional payment or consideration not specifically referenced in this Agreement.
5.Equity. Under the terms of the Severance Plan, your equity agreement, and the applicable plan documents, vesting of your equity will continue until and then cease as of one year after the Separation Date; provided that to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for awards designed to be exempt from or comply with Section 409A of the Code, to the extent required to continue to be exempt or maintain compliance with Section 409A of the Code, you shall receive vesting credit of one (1) year and such awards shall vest as of the Separation Date and shall be settled in accordance with the terms of the underlying award agreements in order to maintain such exemption or compliance with Section 409A of the Code. All other rights and obligations with respect to your equity, will be as set forth in your equity agreement, grant notice and applicable plan documents (collectively, “Equity Documents”). For the avoidance of doubt, you acknowledge that you shall not be eligible for an annual equity grant with respect to 2023.

Chrstine Mellon Separation Agreement
October 2, 2023

6.Financial Planning Services. For a period of twelve (12) months after your Separation Date, the Company will continue to pay for your current financial planning services provided by The Ayco Company, L.P. d/b/a/ Goldman Sachs Ayco Personal Financial Management, subject to the annual maximum of sixteen-thousand dollars ($16,000) per year. Consistent with the tax treatment of this taxable benefit that you received during your employment with the Company, you are responsible for any tax cost (with no tax gross-up) associated with any imputed income reportable to you as taxable compensation upon receipt of such benefit.
7.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, after the Separation Date you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested and outstanding stock options, and your Severance Benefits provided for under Section 4 of this Agreement.
8.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
9.Release of Claims.
(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. The Company has no present intention of bringing any Claims (defined below) against you or your family.
(b)Scope of Release. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Arizona wage laws, Arizona equal pay laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, Arizona right to work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, Arizona genetic testing laws, the Arizona criminal code, all state or local whistleblower protection statutes, codes, or regulations, and/or any claim under any state’s human rights act, wage payment act, civil rights laws, or similar laws; any law governing any aspect of employment and any amendments thereto (except for claims for workers’ compensation and unemployment insurance benefits); and any claim under any municipal, state, or federal common law, statute, regulation or ordinance (collectively, “Claims”).

Chrstine Mellon Separation Agreement
October 2, 2023

(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s head of Human Resources); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any corporate governance document or contract, or otherwise, or any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officer’s liability and/or employment practices liability and/or errors and omissions insurance; (ii) your rights in and to your Company equity, including, without limitation, your right to exercise, hold, and sell your Company equity (subject to the terms of the Equity Documents, as modified by this Agreement); (iii) any claims that cannot be waived by law; (iv) any claims for breach of this Agreement and your rights to enforce this Agreement; (v) your right to receive benefits required to be provided in accordance with applicable law, including without limitation, continued health coverage under COBRA; or (vi) claims that arise after you execute this Agreement. You further understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise testify, assist, or participate in any investigation, hearing, or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Further, nothing in this Agreement shall be construed to prohibit you from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process of the National Labor Relations Board or other Government Agencies.

Chrstine Mellon Separation Agreement
October 2, 2023

10.Return of Company Property. You agree that, within ten (10) days from the Separation Date, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof of which you are aware and that are reasonably accessible to you) and other Company property in your possession or control that you are reasonably able to return, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). Notwithstanding the foregoing, you may retain the laptop and monitor(s) issued to you by the Company; provided, that you permanently delete and expunge all Company documents and confidential and proprietary information contained thereon and certify to the same in writing within ten (10) days from the Separation Date or earlier if requested by the Company. You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information of which you are aware and that is reasonably accessible to you and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company reasonable access to your system and the Company laptop retained by you as requested to verify that the necessary copying and/or deletion is completed. Non-compliance with the return of information and information deletion requirements of this paragraph would be a material breach of this Agreement and your timely compliance with this paragraph is a condition to your receipt of the Severance Benefits provided under this Agreement.
11.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employer’s Proprietary Information and Inventions Agreement (“EPIIA”) such that you will hold any confidential and proprietary information in in the strictest of confidence and will take reasonable efforts to protect such Confidential Information from disclosure except when required to disclose such information by law. If you have any questions regarding which information would be considered by the Company to be information subject to these obligations, you agree to contact the Sr Director People Strategist immediately.
12.Non-Competition. During the Restricted Period, You will not, except as authorized by the Company, perform Competitive Tasks in the Restricted Territory. This provision shall be limited to performing such tasks on behalf of a Competitor. This provision shall also be limited to performing tasks only in the area(s) of the Business in which You worked or for which You had responsibility during Your last twelve (12) months of employment with the Company.
13.Non-Solicitation of Customers. During the Restricted Period, You will not directly or indirectly solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with those offered by the Company. The restrictions set forth in this Section apply only to Customers with whom You had Contact. Nothing in this Section shall be construed to prohibit You from soliciting: (a) a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by You to do so); (b) a product line or service line competitive with one that the Company no longer offers; or (c) a product line or service line with which you had no involvement while working for the Company and about which you did not learn Confidential Information.

Chrstine Mellon Separation Agreement
October 2, 2023

14.Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees or exclusive consultants to leave their employment, or take away employees or exclusive consultants of the Company, either yourself or for any other person or entity, provided, that, notwithstanding the foregoing, in no event shall a generalized solicitation constitute a violation of this provision unless targeted at Company employees or exclusive consultants.
15.False Statements. You shall not, and the Company shall direct its members of the Board and its executive officers not to, make false or disparaging statements about one another nor about the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents in any manner likely to be harmful to your, its, or their business, business reputation, or personal reputation; provided that: (a) you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation; (b) nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation; and (c) nothing in this provision or this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.
16.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under Section 7(e) of this Agreement) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents.
17.Cooperation. For twenty-four (24) months after your Separation Date, you agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses, including without limitation, all attorneys’ fees, you incur in connection with any such cooperation (excluding foregone wages), where reasonably under the control of the Company, the Company will make reasonable efforts to (1) accommodate your scheduling needs for all testimony and all other cooperation, and (2) schedule such testimony and other cooperation at locations mutually acceptable to you and the Company. To the extent that you are required to spend substantial time on such matters, in addition to the reimbursement of your reasonable out-of-pocket expenses, the Company shall compensate you at an hourly rate of $500 per hour.

Chrstine Mellon Separation Agreement
October 2, 2023

18.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either you or the Company to the other, and that the Company and you make no such admission.
19.Representations. You hereby specifically represent, warrant, and confirm that you have: (i) not filed any claims, complaints, or actions of any kind against the Company with any federal, state, or local court or government agency; (ii) not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse; (iii) received all salary, wages, commissions, bonuses, and other compensation due to you with the exception of the payments and benefits under this Agreement and those payable in the normal course of your employment; (iv) received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; (v) not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim; and (vi) not engaged in any unlawful conduct relating to the business of the Company.
20.Electronic Signatures. The documents that comprise this Agreement are agreed as in effect as of the then governing Effective Data and each acknowledged by the parties as a form of an “Electronic Record” (as such term is defined in the Electronic Signatures in Global and National Commerce Act at 15 U.S.C. §7001 et seq. (“E SIGN Act”)).
21.Miscellaneous. This Agreement, including the plans, benefits (including, without limitation, your Severance Plan, Equity Documents, and all rights to indemnification) and programs referenced herein and its exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

Chrstine Mellon Separation Agreement
October 2, 2023

22.Section 409A. It is intended that this Agreement shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible and (i) each installment of any benefits payable under this Agreement shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company reasonably determines that any such benefits payable under this Agreement constitute “deferred compensation” under Section 409A and you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of such benefit payments shall be delayed as follows: on the earlier to occur of (A) the date that is six (6) months and one (1) day after your “separation from service” (within the meaning of Section 409A) and (B) the date of your death (such applicable date, the “Delayed Initial Payment Date”), the Company shall (1) pay you a lump sum amount equal to the sum of the benefit payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
If this Agreement is acceptable to you, please provide your electronic signature as directed and return the document to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.
We wish you the best in your future endeavors.
Sincerely,
Omnicell, Inc.

By:/s/ Corey Manley
Corey Manley
EVP, Chief Legal and Administrative Officer
Exhibit A – Definitions

By signing below, I am acknowledging my separation from Omnicell, Inc. effective as of the Separation Date and confirming my understanding that the EPIIA is still in full force and effect. I acknowledge and confirm my understanding that should I fail to return the company property in my possession in accordance with paragraph 10 of this Agreement, I will not receive the severance benefits provided under this Agreement. IACKNOWLEDGE AND AGREE THAT I HAVE READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THE FOREGOING AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE HAD THE OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT. I FURTHER ACKNOWLEDGE THAT MY SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

/s/ Christine Mellon
Christine Mellon
Date: October 4, 2023

Chrstine Mellon Separation Agreement
October 2, 2023

Exhibit A
Definitions
•“Business” means the development, manufacture, sale, or marketing of manufactures automated systems for medication management in hospitals and other healthcare settings, and medication adherence packaging and patient engagement software used by retail pharmacies.
•“Competitive Tasks” means the same or similar tasks that You performed on behalf of the Company during Your last twelve (12) months of employment.
•“Competitor” means Becton, Dickinson and Company, RedSail Technologies, LLC, and CPS Solutions, Inc., and any of their subsidiaries and affiliates.
•“Confidential Information” means:
(1) information of the Company, to the extent not considered a Trade Secret under applicable law, that: (i) relates to the business of the Company; (ii) possesses an element of value to the Company; (iii) is not generally known to the Company's Competitors; and (iv) would damage the Company if disclosed; or
(2) information of any third party provided to the Company that the Company is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers.
Subject to the foregoing general definition, Confidential Information includes, but is not limited to: (i) business plans; (ii) the composition, description, or characteristics of current or contemplated products of the Company; (iii) pricing information, such as price lists; (iv) proprietary software and reports derived from said software; (v) advertising or marketing plans; (v) information regarding independent contractors, employees, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists compiled by the Company, and customer or market information compiled by the Company; and (vi) information concerning the Company’s financial structure or condition, the Company’s prospects or plans, its marketing and sales programs, the Company’s research and development information, the Company’s contemplated or actual mergers and acquisitions, stock splits and divestitures, and its methods and procedures of operation.
Confidential Information shall not include any information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party; or (iii) otherwise enters the public domain through lawful means.
•“Contact” means any interaction that takes place in the last twelve (12) months of Your employment with the Company and is between You and a Customer:
(1) With whom You dealt on behalf of the Company;
(2) Whose dealings with the Company were coordinated or supervised by You;
(3) About whom You obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of Your work performed on behalf of the Company; or
(4) Who purchases products or services from the Company, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for You.

Chrstine Mellon Separation Agreement
October 2, 2023

•“Customer” means any person or entity to whom the Company has sold its products or services, directly solicited to sell its products or services, or cultivated a relationship intended to increase the sales of the Company’s products or services in the previous twelve (12) months. Subject to the foregoing definition, Customers can include wholesalers, retail entities, hospitals, and medical practices.
•“Restricted Period” means the time period during Your employment with the Company, and for twelve (12) months after Your employment with the Company ends.
•“Restricted Territory” means the territory assigned to You in the last twelve (12) months of Your employment with the Company.
•“Trade Secrets” means the Company’s trade secrets as defined by applicable statutory or common law.